EXHIBIT 99.1

PRESS RELEASE

For more information contact:                                                                                     FOR IMMEDIATE RELEASE
Gerald Shencavitz
Chief Financial Officer
(207) 288-3314

QUARTERLY EARNINGS UP 12% AT BAR HARBOR BANKSHARES

BAR HARBOR, Maine (July 27, 2007) – Bar Harbor Bankshares (the "Company") (AMEX:BHB) the parent company of Bar Harbor Bank & Trust (the "Bank"), today announced net income of $1.8 million for the quarter ended June 30, 2007 or fully diluted earnings per share of $0.59, compared with $1.6 million or fully diluted earnings per share of $0.53 for the second quarter of 2006, representing increases of $197 thousand and $0.06, or 12% and 11%, respectively. The increase in second quarter 2007 earnings was principally attributed to a $328 thousand or 6% increase in net interest income and a $133 thousand or 9% increase in non-interest income, offset in part by a $103 thousand or 2% increase in non-interest expenses.

For the six months ended June 30, 2007, net income amounted to $3.2 million, or fully diluted earnings per share of $1.03, unchanged compared with the same period in 2006. In connection with the previously reported restructuring of a portion of the Bank’s balance sheet, during the six months ended June 30, 2007 the Company recorded net securities losses amounting to $902 thousand, compared with securities gains of $310 thousand for the same period in 2006, representing a decline of $1.2 million. Partially offsetting the decline in net securities gains, was an $832 thousand reduction in non-interest expense recorded in the first quarter of 2007, related to the Company’s previously reported settlement of its limited postretirement benefit program.

In making the announcement, President and Chief Executive Officer, Joseph M. Murphy commented, "Looking back at the first half of 2007, we are pleased with the Company’s earnings fundamentals, especially in light of compressed net interest margins throughout the banking industry, softening loan demand, and intense competition for core deposits. Excluding the impact of net securities gains and losses and the settlement of our limited postretirement program, we are pleased to report a 4% increase in non-interest income and a 2% decline in non-interest expense, compared with the first six months of 2006. And despite industry trends, we were able to generate higher levels of net interest income, which during the three and six months ended June 30, 2007 posted increases of 6% and 1% respectively, compared with the same periods last year." In concluding, Mr. Murphy added, "While we have recently experienced a moderate slowdown in lending activity and unusually aggressive pricing competition, we continue to enjoy strong credit quality."

Financial Condition

Loans: Total loans ended the second quarter at $552 million, representing a decline of $3 million or 1% and an increase of $8 million or 1% compared with December 31 and June 30, 2006, respectively. Loan growth has recently been impacted by anticipated pay offs of certain large commercial loans, combined with softening loan demand and intensifying competition in the markets served by the Bank.

Credit Quality: The Bank’s non-performing loans remained at low levels at quarter-end, representing $912 thousand or 0.17% of total loans. The Bank’s loan loss experience also continued at low levels during the first six months of 2007, with net charge-offs amounting to $57 thousand, or annualized net charge-offs to average loans outstanding of 0.02%. For the six months ended June 30, 2007 the Bank recorded a provision for loan losses of $33 thousand compared with $43 thousand during the same period last year.

Securities: Total securities ended the second quarter at $230 million, representing increases of $17 million and $26 million, or 8% and 13%, compared with December 31 and June 30, 2006, respectively.

In the second quarter of 2007, the Bank completed its previously reported restructuring of a portion of its balance sheet, selling a total of $46 million in securities while paying down short-term borrowings. During the later part of the second quarter, market yields climbed to a five-year high, with the benchmark 10-year U.S. Treasury advancing from 4.63% in mid May to 5.30% in mid June. The increase in market yields presented opportunities for replacing the securities sold, increasing the Bank’s earning assets, and generating higher levels of net interest income.

Deposits: Total deposits ended the second quarter at $517 million, representing increases of $21 million and $30 million, or 4% and 6% compared with December 31 and June 30, 2006, respectively. Deposit growth was largely attributed to certificates of deposit obtained in the national market, which were principally used to fund the Bank’s earning asset growth and replace the seasonal deposit outflows experienced in the first half of 2007.

At June 30, 2007, retail deposits totaled $383 million, representing declines of $31 million and $16 million, or 8% and 4%, compared with December 31 and June 30, 2006, respectively. Historically, the banking business in the Bank’s market area has been seasonal, with lower deposits in the winter and spring, and higher deposits in summer and autumn. The declines in retail deposits were principally attributed to declines in money market accounts offered to clients of Bar Harbor Trust Services, a Maine chartered non-depository trust company and subsidiary of the Bank, reflecting a reallocation of cash within certain managed asset portfolios. Comparing June 30, 2007 with December 31 and June 30, 2006, these money market deposits accounted for $24 million of the overall retail deposit declines. Excluding the deposit accounts offered to clients of Bar Harbor Trust Services, at June 30, 2007 total retail deposits were showing an increase of $8 million, or 2%, compared with the same date last year.

Borrowings: Total borrowings ended the second quarter at $249 million, representing declines of $12 million and $3 million, or 4% and 1%, compared with December 31 and June 30, 2006, respectively. The declines in borrowings principally reflect a re-balancing of a portion of the Bank’s wholesale funding base, by utilizing a greater proportion of certificates of deposit obtained in the national market to support earning asset growth.

Capital: Bar Harbor Bankshares continued to exceed regulatory requirements for well-capitalized institutions, ending the current quarter with a Tier I Capital Ratio of 7.44%.

Results of Operations

Net Interest Income: For the quarter ended June 30, 2007, net interest income amounted to $5.6 million, representing an increase of $328 thousand or 6%, compared with the same quarter in 2006. The increase in net interest income was largely attributed to average earning asset growth of $23 million, or 3%. Additionally, in the second quarter of 2006 the Federal Home Loan Bank of Boston ("FHLB"), of which the Bank is a member and shareholder, did not declare a dividend, negatively impacting that quarter’s net interest income by $168 thousand.

For the six months ended June 30, 2007, net interest income amounted to $10.9 million, representing an increase of $123 thousand or 1%, compared with the same period in 2006. The increase in net interest income was principally attributed to average earning asset growth of $46 million and the aforementioned FHLB dividend, as the net interest margin declined 13 basis points. As has widely been the situation throughout the banking industry, the decline in the net interest margin was largely attributed to the flat-to-inverted U.S. Treasury yield curve over the past 18 months, the impact of which has caused the Bank’s funding costs to increase at a faster pace than the yield on its earning asset portfolios. During the latter part of the second quarter of 2007, the yield curve began to steepen, as long-term interest rates advanced to five-year highs. Company management anticipates that this steepening of the yield curve, should it continue, will have a favorable impact on future levels of net interest income.

Non-interest Income: For the quarter ended June 30, 2007, total non-interest income amounted to $1.7 million, representing an increase of $133 thousand or 9% compared with the same quarter last year. Trust and financial service fees, credit and debit card fees and service charges on deposit accounts led the overall increase in non-interest income, posting increases of 13%, 12% and 3% respectively.

For the six months ended June 30, 2007, total non-interest income amounted to $2.0 million, representing a decline of $1.1 million, or 35%, compared with the same period in 2006. The decline in non-interest income was attributed to a $1.2 million decline in net securities gains. During the first half of 2007, net securities losses of $902 thousand were recorded, principally resulting from the Company’s previously reported restructuring of a portion of its balance sheet, compared with net securities gains of $310 thousand recorded during the same period in 2006. The decline in non-interest income also reflects a $150 thousand gain on the sale of Bank owned real estate recorded during the first quarter of 2006.

For the six months ended June 30, 2007, debit and credit card fees, trust and financial service fees and service charges on deposit accounts were up 14%, 10% and 5%, respectively, compared with the same period last year.

Non-interest Expense: For the quarter ended June 30, 2007, total non-interest expense amounted to $4.6 million representing an increase of $103 thousand or 2%, compared with the same quarter in 2006. A variety of operating expenses were up $222 thousand or 10% in the aggregate, largely offset by a $119 thousand or 5% decline in salaries and employee benefits.

For the six months ended June 30, 2007, total non-interest expense amounted to $8.4 million, representing a decline of $985 thousand, or 11%. The decline in non-interest expense was principally attributed to the previously reported settlement of the Company’s limited post retirement program, the financial impact of which reduced first quarter 2007 non-interest expense by $832 thousand. The decline in non-interest expense was also aided by a $218 or 5% decline in salaries and employee benefits, which was principally attributed to, changes in overall staffing levels and mix, changes to certain employee benefit programs, and lower levels of incentive compensation.

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving Down East and Mid Coast Maine.

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This earnings release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the "Company") for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words like "strategy," "expects," "plans," "believes," "will," "estimates," "intends," "projects," "goals," "targets," and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties. These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. Forward looking statements include those with respect to management’s anticipation that a steepening of the yields curve will have a favorable impact on net interest income. A steepening of the yield curve is uncertain, and changes in the yield curve or an inversion of the yield curve could have a significant impact upon the results of operations. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Bar Harbor Bankshares
Selected Financial Information
(dollars in thousands except per share data)
(unaudited)

	Period End		2nd Quarter Average
Balance Sheet Data	06/30/2007	06/30/2006	2007	2006

Total assets	$ 833,450	$ 802,279	$812,228	$788,909
Total investment securities	230,313	204,315	215,668	207,526
Total loans	551,801	543,731	549,980	535,636
Allowance for loan losses	4,501	4,511	4,545	4,500
Total deposits	517,431	487,564	499,215	474,179
Borrowings	248,995	252,138	245,826	252,464
Shareholders' equity	61,361	55,801	62,713	56,069

	Three Months Ended		Six Months Ended
Results Of Operations	06/30/2007	06/30/2006	06/30/2007	06/30/2006

Interest and dividend income	$ 12,606	$ 11,324	$ 24,966	$ 22,018
Interest expense	7,010	6,056	14,088	11,263
Net interest income	5,596	5,268	10,878	10,755
Provision for loan losses	33	15	33	43
Net interest income after
provision for loan losses	5,563	5,253	10,845	10,712

Non-interest income	1,640	1,525	2,938	2,819
Net securities gains (losses)	18	---	(902)	310
Non-interest expense	4,553	4,450	8,350	9,335

Income before income taxes	2,668	2,328	4,531	4,506
Income taxes	825	682	1,313	1,297

Net income	$ 1,843	$ 1,646	$ 3,218	$ 3,209

Earnings per share:
Basic	$ 0.61	$ 0.54	$ 1.06	$ 1.05
Diluted	$ 0.59	$ 0.53	$ 1.03	$ 1.03

Dividends per share	$ 0.235	$ 0.225	$ 0.470	$ 0.445

Return on Average Equity	11.79%	11.77%	10.42%	11.43%
Return on Average Assets	0.91%	0.84%	0.79%	0.84%

As of June 30:	2007	2006
Tier 1 Leverage Capital Ratio	7.44%	7.12%
Book value per share	$ 20.16	$ 18.30
Tangible book value per share	$ 19.07	$ 17.19
Shares outstanding	3,043,633	3,048,790

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